EXHIBIT 99.1

UFP Technologies Announces Record Q2 Results

NEWBURYPORT, Mass., Aug. 01, 2023 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $11.9 million or $1.55 per diluted common share outstanding for its second quarter ended June 30, 2023, compared to net income of $8.9 million or $1.17 per diluted common share outstanding for the same quarter in 2022. Sales for the second quarter were $100.0 million compared to sales of $94.3 million in the second quarter of 2022. Net income for the six-month period ended June 30, 2023 was $21.6 million or $2.81 per diluted common share outstanding compared to $13.8 million or $1.81 per diluted common share outstanding for the same period in 2022. Sales for the six-month period ended June 30, 2023 were $197.8 million compared to sales of $165.6 million for the same period in 2022.

“I am very pleased with our second quarter results,” said R. Jeffrey Bailly, Chairman & CEO. “After adjusting prior-year sales for the divestment of our Molded Fiber business in July 2022, organic sales in Q2 grew 13%. MedTech sales grew 16%. Gross margins improved to 29.6% from 25.8% in Q2 of last year. These factors combined to drive a 40% improvement in operating income.”

“Each of our recently acquired businesses – DAS, Contech, and Advant Medical – continues to perform ahead of expectations,” Bailly said. “Together, they have brought both new sales opportunities and cost-saving opportunities for us and our customers. For example, medical packaging that was previously shipped to Mexico from Rhode Island and Galway, Ireland will now be produced in our new Tijuana facility. This will lower customers’ freight bills while also reducing our manufacturing costs. This greenfield facility, which has already transitioned from startup losses to profitability, is proving to be a valuable strategic location for several key customers.”

“As we continue to identify additional strategic acquisition opportunities, we remain committed to our disciplined process of carefully vetting candidates for both cultural and strategic fit. The goal, as always, is to increase our value to customers and maximize the success of each potential transaction,” Bailly said. “We also continue to add talent; our team is highly engaged and now numbers approximately 3,000 associates globally. Going forward, we believe our strong platform, including top technical talent, key customer and vendor partnerships, and a network of strategically located factories, leaves us in a great competitive position to capitalize on a range of growing market opportunities.”

Financial Highlights for Q2 and YTD 2023

  Sales for the second quarter increased 6.0% to $100.0 million, from $94.3 million in the same period of 2022. Year-to-date sales through June increased 19.4% to $197.8 million, from $165.6 million in the same period of 2022.
  Second quarter sales to the medical market increased 15.9%. Sales to the aerospace & defense market increased 12.9% and sales to the automotive market decreased 5.9%. All other sales (consumer, electronics, and industrial) decreased 53.4%.
  Year-to-date sales to the medical market increased 34.0%. Sales to the aerospace & defense market increased 12.6% and sales to the automotive market decreased 3.0%. All other sales (consumer, electronics, and industrial) decreased 51.4%.
  Gross profit as a percentage of sales (“gross margin”) increased to 29.6% for the second quarter, from 25.8% in the same quarter of 2022. Gross margin for the six-month period ended June 30, 2023 increased to 29.5% from 25.0% in the same period of 2022.
  Selling, general and administrative expenses (“SG&A”) for the second quarter increased 1.8% to $12.3 million in 2023 compared to $12.1 million in the same quarter of 2022. As a percentage of sales, SG&A decreased to 12.3% in the second quarter of 2023, from 12.8% in the same period of 2022. For the six-month period ended June 30, 2023, SG&A increased 14.6% to $25.3 million from $22.1 million in the same period of 2022. As a percentage of sales, SG&A decreased to 12.8% in the six-month period ended June 30, 2023, from 13.3% in the same period of 2022.
  For the second quarter, operating income increased to $17.0 million, from $12.2 million in the same quarter of 2022. Adjusted operating income for the second quarter increased 41.6% to $17.3 million from $12.2 million in the second quarter of 2022. For the six-month period ended June 30, 2023, operating income increased to $29.9 million, from $18.6 million in the same period of 2022. Adjusted operating income for the six-month period ended June 30, 2023 increased 70.6% to $33.0 million from $19.4 million in the same period of 2022. See the reconciliation provided in Table 1. Adjusted operating income is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “Non-GAAP Financial Measure”). Please see “Non-GAAP Financial Information at the end of this news release.
  Net income increased to $11.9 million in the second quarter of 2023, from $8.9 million in the same period of 2022. For the six-month period ended June 30, 2023, net income increased to $21.6 million, from $13.8 million in the same period of 2022.
  EBITDA for the second quarter of 2023 increased 27.0% to $19.9 million from $15.7 million in the second quarter of 2022. Adjusted EBITDA for the second quarter increased 29.7% to $21.4 million from $16.5 million in the second quarter of 2022. EBITDA for the six-month period ended June 30, 2023 increased 41.2% to $35.4 million from $25.1 million in the same period of 2022. Adjusted EBITDA for the six-month period ended June 30, 2023 increased 49.2% to $40.8 million from $27.4 million in the same period of 2022. See the reconciliation provided in Table 2. EBITDA and adjusted EBITDA are Non-GAAP Financial Measures. Please see "Non-GAAP Financial Information" at the end of this news release.

About UFP Technologies, Inc.

UFP Technologies is a designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging, and other highly engineered custom products. UFP is an important link in the medical device supply chain and a valued outsource partner to many of the top medical device manufacturers in the world. The Company’s single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.

Consolidated Condensed Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023		2022	2023	2022
Net sales	$100,037		$94,343	$197,790	$165,585
Cost of sales	70,392		70,019	139,444	124,128
Gross profit	29,645		24,324	58,346	41,457
SG&A	12,299		12,078	25,306	22,088
Change in fair value of contingent consideration	198		6,002	3,051	6,002
Loss (gain) on disposal of fixed assets	106		(6,197)	107	(6,209)
Acquisition costs	-		242	-	1,017
Operating income	17,042	-	12,199	29,882	18,559
Interest expense, net	1,089		733	1,958	1,060
Other (income) expense	(20)		(157)	56	(209)
Income before income taxes	15,973		11,623	27,868	17,708
Income taxes	4,090		2,694	6,246	3,921
Net income	$11,883		$8,929	$21,622	$13,787

Net income per share	$1.56		$1.18	$2.84	$1.83
Net income per diluted share	$1.55		$1.17	$2.81	$1.81

Weighted average common shares outstanding	7,625		7,563	7,608	7,554
Weighted average diluted common shares outstanding	7,690		7,608	7,689	7,618

Consolidated Condensed Balance Sheets (in thousands) (Unaudited)

	June 30,	December 31,
	2023	2022

Assets:
Cash and cash equivalents	$5,291	$4,451
Receivables, net	64,090	55,117
Inventories	63,049	53,536
Other current assets	4,641	3,242
Net property, plant, and equipment	59,839	58,072
Goodwill	113,168	113,028
Intangible assets, net	66,253	68,361
Other assets	21,661	22,385
Total assets	$397,992	$378,192
Liabilities and equity:
Accounts payable	25,125	19,961
Current installments, net of long-term debt	4,000	4,000
Other current liabilities	23,712	32,000
Long-term debt, excluding current installments	53,000	51,000
Other liabilities	31,870	33,686
Total liabilities	137,707	140,647
Total stockholders' equity	260,285	237,545
Total liabilities and stockholders' equity	$397,992	$378,192

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may be identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Such statements include, but are not limited to, statements about the Company’s future financial or operating performance; the continuing operation of the Company’s locations, the maintenance of its facilities and the sufficiency of the Company’s supply chain, inventory, liquidity and capital resources, including increased costs in connection with such efforts; statements about the effects of cost-cutting measures and any anticipated savings therefrom; statements of the Company’s position in the marketplace; statements about the Company’s geographic footprint and its ability to retain key personnel, key customers and vendor partnerships; statements about the Company’s acquisition strategies and opportunities and the Company’s growth potential and strategies for growth; statements about the integration and performance of recent acquisitions; statements about the Company’s ability to realize the benefits expected from our recently completed acquisitions, including any related synergies; expectations regarding customer demand; and any indication that the Company may be able to sustain or increase its sales, earnings or earnings per share, or its sales, earnings or earnings per share growth rates. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the Company's general ability to execute its business plans; industry conditions, including fluctuations in supply, demand and prices for the Company's products and services due to inflation or otherwise; risks relating to the Company’s ability to achieve anticipated benefits of acquisitions and other risks and uncertainties set forth in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in the Company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based. Forward-looking statements are also subject to the risks and other issues described above under “Use of Non-GAAP Financial Information,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release.

Non-GAAP Financial Information

This news release includes non-generally accepted accounting principles (“GAAP”) performance measures. Management considers Adjusted Operating Income, EBITDA and Adjusted EBITDA, non-GAAP measures. The Company uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of the Company’s historical operating results. The Company’s management believes these non-GAAP measures are useful in evaluating the Company’s operating performance and are similar measures reported by publicly listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s performance for the periods presented. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures of performance used by other companies in other industries or within the same industry.

Contact: Ron Lataille
978-234-0926

Table 1: Adjusted Operating Income Reconciliation (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating income (GAAP)	$17,042	$12,199	$29,882	$18,559
Adjustments:
Acquisition Costs	-	242	-	1,017
Change in fair value of contingent consideration	198	6,002	3,051	6,002
Loss (gain) on disposal of fixed assets	106	(6,197)	107	(6,209)
Adjusted operating income (Non-GAAP)	$17,346	$12,246	$33,040	$19,369

Table 2: EBITDA Reconciliation (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income (GAAP)	$11,883	$8,929	$21,622	$13,787
Income tax expense	4,090	2,694	6,246	3,921
Interest expense, net	1,089	733	1,958	1,060
Depreciation	1,731	2,190	3,402	4,185
Amortization of intangible assets	1,099	1,118	2,205	2,148
EBITDA (Non-GAAP)	$19,892	$15,664	$35,433	$25,101
Adjustments:
Share based compensation	1,197	781	2,253	1,473
Acquisition Costs	-	242	-	1,017
Change in fair value of contingent consideration	198	6,002	3,051	6,002
Loss (gain) on disposal of fixed assets	106	(6,197)	107	(6,209)
Adjusted EBITDA (Non-GAAP)	$21,393	$16,492	$40,844	$27,384

UFPT Q2 2023 EARNINGS RELEASE